[LETTERHEAD OF BANK OF SCOTLAND]

PRIVATE AND CONFIDENTIAL
The Directors
Milton Marketing Group Limited
Milton Marketing Limited
Milton Headcount Limited
Milton Cater Limited
PDM Communications Limited and
Effective Sales Personnel Limited
1 Thames Street
Windsor
Berkshire SL4 1PL

Multi Option Facility

The Bank is pleased to offer a multi option facility to the undernoted Borrower on the following terms and conditions ("this Offer"):

1.       Main Financial Provisions

         1.1.   Name and Address of each Borrower:

                Milton Marketing Group Limited      Milton Marketing Limited
                1 Thames Street                     1 Thames Street
                Windsor                             Windsor
                Berkshire SL4 1PL                   Berkshire SL4 1PL

                Milton Headcount Limited            Milton Cater Limited
                1 Thames Street                     1 Thames Street
                Windsor                             Windsor
                Berkshire SL4 1PL                   Berkshire SL4 1PL

                PDM Communications Limited          Effective Sales Personel Ltd
                1 Thames Street                     1 Thames Street
                Windsor                             Windsor
                Berkshire SL4 1PL                   Berkshire SL4 1PL

                Where there is more than one Borrower any reference to "the Borrower" shall mean and include each of the above and their obligations and liabilities under this facility shall be joint and several.

         1.2. Facility limit: (Pound)750,000 until 31st October 1997 and thereafter the facility limit will be (Pound)500,000.

                   This facility may be drawn as overdraft or business visa facilities. The amounts drawn under each option shall not exceed, in total, the facility limit.

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 1.3.   An Arrangement Fee of [pound]6,000 is payable on acceptance of this Offer. Bank charges in relation to the facility will also be payable in accordance with the Bank's tariff issued to the
        Borrower from time to time.

 1.4. The Bank will review the facility on 30th November 1997 (the "Review Date"); the facility will cease to be available at that date at the latest (unless before then the Bank has specifically agreed to renew or extend the facility).

If the facility ceases to be available or repayment is demanded of the overdraft then the Bank shall be entitled to request the Borrower to lodge such sums as the Bank shall require in a written demand as security for all other outstanding liabilities (whether actual or contingent) under the facility and the Borrower shall forthwith comply with such request.

 1.5.   Overdraft

1.5.1. The expression "the Cleared Debit Balance" is used in the following paragraphs. It means, at any time, the amount due to the Bank by the Borrower on any applicable account, ignoring any payments which are not cleared funds. The expression "cleared funds" means cash and other payments into an applicable account but not including cheques until the Bank has actually received payment from another bank.

1.5.2. All overdrafts are repayable on demand, so the Borrower must immediately pay the Bank the Cleared Debit Balance on the Borrower's account(s) (plus interest and charges accrued but not yet added), whenever the Bank requires the Borrower to do so. The facility will cease to be available as from the date of any such demand. Please note that in some circumstances the Bank may demand payment before the Review Date given in paragraph 1.4;
this may happen if the Bank considers that:-

(a) any of the terms or conditions of the facility have been breached; or

(b) the financial condition of any Borrower has altered in any material way; or

(c)     the facility was agreed on the basis of
incorrect or incomplete information from the Borrower; or

(d) the basis upon which the facility was agreed by the Bank has altered in any material way.

1.5.3. Interest accruing will be applied to the Borrower's account(s) monthly. A notice of the accrued interest will be issued each month and interest applied 14 days after the date of the notice. The interest rate will be 2% per annum over the Bank's Base Rate, as fluctuating from time to time.

1.5.4. The Bank's Base Rate at the date of this Offer is 6.75% per annum. Changes are notified in national newspapers and all the Bank's Branches.


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                                      3

                1.5.5. The Borrower must at all times provide sufficient funds to ensure that the Cleared Debit Balance on the Borrower's account(s) and the Sterling equivalent of any drawings under this Offer never exceed the facility limit set out in 1.2 above less the contingent liabilities due under this Offer.

                1.5.6. The Borrower must not exceed the facility limit specified in this Offer; and the Bank may refuse to pay a cheque (or allow any other payment or withdrawal) which would have that effect. If the Bank does pay such a cheque or allows such payment or withdrawal, that does not mean that the facility limit has changed, or that the Bank will agree to pay any other cheque or meet any other payment instruction which would have the effect of exceeding that limit. Unless otherwise agreed by the Bank, any debit balance of the facility over the agreed limit and, where the facility has ceased to be available (whether on the Review Date or by earlier demand) the total debit balance of the facility, will attract interest at the Bank's unauthorised rate, which shall be 4% per annum over the Bank's Base Rate, as fluctuating from time to time.

                1.5.7. As from the date on which the facility is made available by the Bank, the Borrower ceases to be entitled to use any facility previously made available by the Bank.

         1.6    Business Visa

                The facility may be drawn subject to the published terms and conditions and charges applicable to the Bank's Business Visa Cards.

2.       Use of Facility

         The facility may be used only for working capital purposes.

         Where the facility is to be used for the purchase of an asset (or assets) or proerty then any proceeds of sale of such asset (or assets) or property shall be paid to the Bank in reduction or repayment of the facility.

3.       Financial Information

         Throughout the period the facility is available (including any extension of the facility) the Borrower must provide the Bank with the following financial information in relation to the Borrower and each of its subsidiaries:

         Annual audited financial statements, within three months after the end of the financial year to which they relate;

         Budget and cash flow projections, not less than one month before the start of the period to which they relate;

         Monthly management accounts in a consolidated and individual basis, within one month after the end of the period to which they relate, together with a covenant compliance certificate detailing the age profile of debtors.


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                                   4

4.       Financial Covenants

         During the period of the facility and thereafter while any sum remains owing to the Bank under the Offer the Borrower shall ensure that:-

         4.1. Tangible Net Worth of the Group shall not at any time be less than (pound)500,000.

         4.2. The ratio of Trade Debtors to Borrowings due to the Bank shall not at any time be less than 1.75:1.0.

         4.3. The ratio of EBIT to Bank Interest shall not be less than 5.0:1.0.

         These covenants shall be measured with reference to monthly management accounts and annual audited accounts except 4.3. which shall be measured on a quarterly 12 month rolling basis.

         Financial Definitions

         "Borrowings" means all obligations and liabilities in the nature of indebtedness (whether present or future, actual or contingent) including (a) money borrowed or raised and capitalised interest thereon
         (b) liabilities under any bond, note, debenture, loan stock or other instrument or security (c) liabilities in respect of acceptance of documentary credits or discounted instruments (d) liabilities in respect of the acquisition cost of assets or services to the extent payable on deferred payment terms (e) liabilities under guarantees or indemnities (except product warranties) (f) liabilities under debt purchase, factoring and similar agreements and capital amounts owing under finance leases, hire purchase or conditional sale agreements;

         "Group" means, at any time, each Borrower and its Subsidiaries, each Borrower's Holdings Company and each such Holding Company's Subsidiaries. "Holding Company" and "Subsidiary" shall have the meanings given in s.736 of the Companies Act 1985; and "Group Company" shall be construed accordingly as any one of these;

         "Bank Interest" means, in relation to any specified period, the aggregate amount of interest, commission and other recurrent financial expenses attributable to Borrowings of the Group from the Bank charged or accrued for that period;

         "EBIT" means, in relation to any specified period, the earnings of the Group attributable to such period before deduction of taxation and interest with such adjustments as the Bank, acting reasonably, shall from time to time consider to be appropriate in the context of each Group Company's business and the facility;

         "Tangible Net Worth" means the aggregate of the amount from time to time paid up on the issued share capital of the Group's parent company and the amount standing to the credit of its consolidated capital and reserves (including any share premium account or capital redemption reserve, but excluding any revaluation reserve, goodwill and/or intangible assets which have not been approved by the Bank) plus or minus the amount standing to the credit or debit of the consolidated profit and loss account of the Group all as shown in the latest annual audited financial statements or the latest management accounts approved by the Bank:

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                                      5

         "Trade Debtors" means debts due to each Group Company which arise out of and are due and owing in the ordinary course of business, which have not been outstanding for more than ninety days from the date of the applicable invoice (or such other period as may be agreed with the Bank) and which are not bad or doubtful or determined by the Bank to be bad or doubtful (and the Bank shall act reasonably in making such determination) but excluding (a) any debt owed by a Group Company, (b) any debt owed by any person who is also a creditor of a Group Company to the extent of the amount owed by that Group Company to that creditor and (c) any debt which has been assigned to or is held in trust for any third party or is subject to any factoring or invoice discounting or similar agreement, with such adjustments as the Bank, acting reasonably, shall from time to time consider to be appropriate in the context of each Group Company's business and the facility.

5.       Additional conditions

         5.1. Memorandum of Satisfaction to be lodged at Companies House by PDM Communications Ltd in respect of a rent deposit deed of (pounds)5,465 in favour of Scottish Mutual Assurance Plc.


         5.2. No further corporate acquisitions are to be made during the period of this facility.

         5.3. The Bank agrees with the Borrower(s) that the Borrower(s) may operate a number of bank accounts on which the facility may be available. For the purpose of ascertaining compliance with the facility and the Overdraft limit the Bank shall notionally set off the credit balances of the Borrower(s) accounts(s) against the debit balances of the Borrower(s) accounts(s) and the Bank shall be entitled to refuse to pay any cheques, orders or withdrawals on any one or more of the Borrower(s) accounts where such payments would result in the Overdraft limit (taking into account the amounts notionally offset) being exceeded. The Bank may exercise its legal right to actually offset creditor balances against any debtor balances of the Borrower(s) account(s) at any time.

6.       Security

         The following security already held by the Bank shall be available as security for the amounts owing to the Bank under this Offer (as well as for any other amounts covered by that security):

         A debenture incorporating fixed and floating charges over each Group Company's undertaking and assets, including uncalled capital.

         Guarantee from each Group Company for all sums due and to become due by the Borrower.

         In addition the Borrower will grant or cause to be granted to the Bank security in a form acceptable to the Bank (which, unless otherwise stated below, must be first-ranking and cover not only the amounts owing to the Bank under this Offer but also all other sums due and to become due to the Bank) as follows:

         Assignment of term cover acceptable to the Bank over the Life of Les Milton.

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                                      6

         Any security which may subsequently be held by the Bank shall be available to secure the amounts owing to the Bank under this Offer and all other sums due to the Bank, to the full extent that the terms of such security permit.

7.       Time Limit for acceptance of Offer

         To accept this Offer, each Borrower named in Paragraph 1.1. should please sign below where indicated, and the completed Offer should be returned to the Bank at the above address within one calendar month from the date of this Offer. A duplicate of this Offer is enclosed for the Borrower to keep. Where the Borrower does not return this Offer indicating acceptance, then, this Offer will nevertheless be deemed to be accepted should the Borrower proceed to use the facility within that one month period. Where there is more than one Borrower, then (unless the Bank agrees otherwise) deemed acceptance of this Offer shall apply only to each Borrower using the facility within or after that one month period.


                                                        Date of Offer   23/7/97
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For and on behalf of the Bank


We accept the above Offer.


For and on behalf of Milton Marketing Group Limited

                                                             23/8/97       Date
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For and on behalf of Milton Marketing Limited

                                                             23/8/97       Date
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For and on behalf of Milton Cater Limited

                                                             23/8/97       Date
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For and on behalf of Milton Headcount Limited

                                                             23/8/97       Date
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For and on behalf of Effective Sales Personnel Limited

                                                             23/8/97       Date
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For and on behalf of PDM Communications Limited

                                                             23/8/97       Date
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